Exhibit 5.05

[Letterhead of Debevoise & Plimpton LLP]

June 3, 2008

The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06115

The Hartford Financial Services Group, Inc.
Post-Effective Amendment to Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of Post-Effective Amendment No. 1 to Registration Statement No. 333-142044 on Form S-3 (together, the “Registration Statement”), relating to the proposed issuance from time to time of junior subordinated debt securities of the Company (the “Debt Securities”), to be issued pursuant to a Junior Subordinated Indenture (the “Indenture”), to be entered into between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Debenture Trustee”).

     In rendering the opinions expressed below, we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of such opinions, we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company delivered to us and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.

     Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that when (i) the terms of the Debt Securities have been duly authorized and approved by all necessary action of the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”), (ii) the terms of the Debt Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Debt Securities have been duly executed, authenticated, issued and delivered as contemplated by the

Registration Statement and any prospectus supplement relating thereto and in accordance with the Indenture and any underwriting agreement, against payment of the consideration fixed therefor by the Board of Directors, the Debt Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including concepts of good faith, reasonableness and fair dealing, and standards of materiality.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Debevoise & Plimpton LLP

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